Designated Filer:	FEINBERG LARRY N
Issuer & Ticker Symbol:	Hansen Medical, Inc. [HNSN]
Date of Event Requiring Statement: August 8, 2013

Explanation of Responses

(1)
Represents the acquisition by Oracle Partners, L.P. (“Oracle Partners”) of common stock (“Common Stock”), par value $0.0001, of Hansen Medical, Inc. (the “Company”) pursuant to that certain Securities Purchase Agreement, dated July 30, 2013, between the Company and each purchaser identified in Exhibit A therein (the “Purchase Agreement”).

(2)	Represents the acquisition by Oracle Ten Fund Master, L.P. (“Oracle Ten Fund”) of Common Stock pursuant to the Purchase Agreement.

(3)	Represents the acquisition by Oracle Institutional Partners, L.P. (“Institutional Partners”) of Common Stock pursuant to the Purchase Agreement.

(4)	These securities are owned by The Feinberg Family Foundation (the “Foundation”).

(5)	These securities are owned by Oracle Investment Management, Inc. Employees’ Retirement Plan (the “Retirement Plan”).

(6)
Pursuant to the Purchase Agreement, the purchasers identified therein also purchased warrants to purchase Common Stock at a price per warrant of $0.125.  The warrants are comprised of three tranches as follows: (a) Series A Warrants (“Series A Warrants”), with an exercise price equal to $1.23; (b) Series B Warrants (“Series B Warrants”), with an exercise price equal to $1.50; and (c) Series C Warrants (“Series C Warrants” and, together with the Series A Warrants and the Series B Warrants, the “Warrants”), with an exercise price equal to $2.00, in each case subject to adjustment.  The Warrants are exercisable, in whole or in part, at the option of the holder, at any time and from time to time from August 8, 2013 until August 8, 2015.  The Series A Warrants are subject to mandatory exercise subsequent to the Company’s receipt of regulatory approval for the new 6F Magellan catheter in the U.S.  The Series B Warrants and Series C Warrants held by each of Oracle Partners, Oracle Ten Fund and Institutional Partners provide that the holder of such Warrant may not exercise the Warrant to the extent such exercise would cause the holder of such Warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of the Common Stock then outstanding.

(7)	Represents the acquisition by Oracle Partners of Series A Warrants pursuant to the Purchase Agreement.

(8)	Represents the acquisition by Oracle Ten Fund of Series A Warrants pursuant to the Purchase Agreement.

(9)	Represents the acquisition by Institutional Partners of Series A Warrants pursuant to the Purchase Agreement.

(10)	Represents the acquisition by Oracle Partners of Series B Warrants pursuant to the Purchase Agreement.

(11)	Represents the acquisition by Oracle Ten Fund of Series B Warrants pursuant to the Purchase Agreement.

(12)	Represents the acquisition by Institutional Partners of Series B Warrants pursuant to the Purchase Agreement.

(13)	Represents the acquisition by Oracle Partners of Series C Warrants pursuant to the Purchase Agreement.

(14)	Represents the acquisition by Oracle Ten Fund of Series C Warrants pursuant to the Purchase Agreement.

(15)	Represents the acquisition by Institutional Partners of Series C Warrants pursuant to the Purchase Agreement.

(16)
Oracle Associates, LLC serves as the general partner of Oracle Partners, Oracle Ten Fund and Institutional Partners, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, Oracle Ten Fund and Institutional Partners. Mr. Feinberg serves as the managing member of Oracle Associates, LLC, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Oracle Partners, Oracle Ten Fund and Institutional Partners.  Mr. Feinberg is the sole shareholder, director and president of Oracle Investment Management, Inc., which serves as investment manager to Oracle Ten Fund and the Retirement Plan, and accordingly, may be deemed to be the beneficial owner of the shares beneficially owned by Oracle Ten Fund and the Retirement Plan.  Mr. Feinberg is the trustee of the Foundation and has the sole power to direct the voting and disposition of the Shares in the Foundation and accordingly, may be deemed to be the indirect beneficial owner of the shares.  The foregoing is not an admission by Mr. Feinberg or Oracle Associates that it is the beneficial owner of the shares referenced herein and each disclaims beneficial ownership of all such shares except to the extent of his or its pecuniary interest therein.